EXHIBIT 11

HASBRO, INC. AND SUBSIDIARIES
Computation of Earnings (Loss) Per Common Share
Quarters Ended March 27, 2005 and March 28, 2004

(Thousands of Dollars and Shares Except Per Share Data)

	2005		2004
	-----------------		-----------------
	Basic	Diluted	Basic	Diluted
	-------	-------	-------	-------

Net earnings (loss)	$ (3,713)	(3,713)	6,532	6,532

Effect of dilutive securities:
Change in fair value of liabilities potentially
settleable in common stock	-	-	-	(1,700)
	-----------	------------	------------	-----------

Adjusted net earnings (loss)	$ (3,713)	(3,713)	6,532	4,832
	=======	=======	=======	=======

Weighted average number of shares
outstanding:
Outstanding at beginning of period	177,315	177,315	175,479	175,479
Exercise of stock options and warrants:
Actual exercise of options	448	448	263	263
Assumed exercise of options
and warrants	-	-	-	3,205
Liabilities potentially settleable in
common stock	-	-	-	5,006
	-----------	------------	------------	------------
Total	177,763	177,763	175,742	183,953
	=======	=======	=======	=======

Per common share:
Net earnings (loss)	$ (0.02)	(0.02)	0.04	0.03
	=======	=======	=======	=======